Exhibit 99.3

Contact:

Thomas E. Aucamp
Vice President
Services Acquisition Corp. International
(954) 713-1165

FOR IMMEDIATE RELEASE

SERVICES ACQUISITION CORP. INTERNATIONAL
ANNOUNCES EXERCISE OF OVER-ALLOTMENT OPTION BY UNDERWRITERS

NEW YORK, New York, July 7, 2005 – Services Acquisition Corp. International (AMEX: SVI.U) (the ‘‘Company’’) announced today that the underwriters of the Company’s recent initial public offering acquired an additional 2,250,000 Units (‘‘Units’’) pursuant to the over-allotment option granted to the underwriters. Each Unit consists of one share of Common Stock, $.001 par value per share (‘‘Common Stock’’), and one warrant (‘‘Warrant’’) to purchase one share of Common Stock. The Units were sold at an offering price of $8.00 per Unit.

An audited balance sheet of the Company as of July 7, 2005 reflecting exercise of the over-allotment option is included as Exhibit 99.1 to Amendment No. 1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

A registration statement relating to these securities was filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of Services Acquisition Corp. International, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This public offering will be made only by means of a prospectus, copies of which may be obtained from Broadband Capital Management LLC.

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